Exhibit 10(b)

EXECUTION COPY

August 14, 2007

Mr. Klaus Kleinfeld

Dear Klaus:

Based on our meetings, as well as your meetings with other members of the Board of Directors (the “Board”) of Alcoa, Inc. (together with any successor thereto) (the “Company”), it is my pleasure to extend an offer of employment with the Company pursuant to this letter agreement (“Agreement”), commencing on October 1, 2007 (the “Effective Date”), as its President and Chief Operating Officer, reporting to the Chief Executive Officer. You will have all of the duties, responsibilities and authority commensurate with such position. From and after the Effective Date, you will continue to serve as a member of the Board. The Company acknowledges and agrees that you may continue to serve as a member of the board of directors of two non-competitive corporate board of directors and may serve on charitable boards, in each case with the consent of the Board (which consent shall not be unreasonably withheld), provided that such additional corporate and charitable board service does not interfere in any material way with your duties to the Company. Upon the retirement of the current Chief Executive Officer, you will be offered the position of Chief Executive Officer and Chairman of the Board, reporting to the Board, with such employment continuing on the terms and conditions of this Agreement. The specifics of this employment offer are set forth below:

1. Base Salary

Effective the Effective Date, your annual base salary will be $1,400,000, subject to increase (but not decrease) from time to time in the discretion of the Compensation and Benefits Committee (“Committee”) of the Board of Directors (as may be increased, the “Base Salary”), payable in accordance with the Company’s customary payroll practices. Your Base Salary will be increased appropriately at such time as you assume the position of Chief Executive Officer and Chairman of the Board.

2. Annual Bonus

Effective the Effective Date, your annual target bonus opportunity under the Company’s Incentive Compensation Plan will be equal to at least 120% of your then-current Base Salary, and you can earn up to a maximum bonus equal to 240% of your then-current Base Salary. Your 2007 bonus will be based on the same performance objectives as the Company’s current Chief Executive Officer’s 2007 bonus, but will be prorated based on the fraction the numerator of which is the number of days you are employed by the Company during 2007 and the denominator of which is 365; provided, such bonus will not be prorated to the extent that you demonstrate to the reasonable satisfaction of the Committee that you have forfeited your entitlement to a 2007 annual bonus payment from Siemens AG.

Mr. Klaus Kleinfeld

August 14, 2007

3. Initial Equity Awards

On the Effective Date, the Company will grant you the following time-vested and performance-based awards under Sections 3(a) and 3(b) and, if you so elect in the alternative, Section 3(c) hereof pursuant to the Company’s Equity Choice Program under the 2004 Alcoa Stock Incentive Plan (“Plan”) and will grant you the following stock award under Section 3(d) hereof pursuant to the Plan:

(a)    A time-vested award (“Time-Vested Award”) having a grant-date value of $675,000; provided, if the Effective Date is postponed to a date after October 1, 2007, as provided below, the value of such award shall be equal to the product of $675,000 multiplied by the fraction the numerator of which is the number of days from the Effective Date through December 31, 2007 and the denominator of which is 92 (“Award Proration”). Unless you elect otherwise, as provided below, the Time-Vested Award will be granted to you in the form of time-vested stock options. The number of stock options awarded will be determined based on the method and assumptions applied by the Company for the accounting of expense for stock option awards under FAS 123R in effect on the Effective Date (presently, the lattice method). Each time-vested stock option will have an exercise price equal to the Fair Market Value (as defined under the Plan) of a share of common stock of the Company on the grant date, a six-year term, and will vest and become exercisable in three equal installments on each of the first three anniversaries of the grant date, provided that you are continuously employed by the Company through such anniversary date for such installment to so vest. The standard terms and conditions for the Company’s stock option awards shall otherwise apply (except that, during any period of time in which you are the Chief Executive Officer of the Company, any determination by the Chief Executive Officer authorized thereunder shall be made by the Committee).

(b)    A performance-based award (“Performance-Based Award”) having a grant-date value of $675,000; provided, such value shall be subject to Award Proration. Unless you elect otherwise, as provided below, the Performance-Based Award will be granted to you in the form of performance shares. The number of performance shares awarded will be equal to the quotient of (i) $675,000 (or the value after any Award Proration) divided by (ii) the Fair Market Value of one share of Company common stock on the grant date. Performance shares will be earned and payable in accordance with the Company’s standard terms and conditions applicable to its performance share awards granted in 2007. The number of performance shares so earned will fully vest and become unrestricted on the third anniversary of the grant date, provided that you are continuously employed by the Company through such date.

Mr. Klaus Kleinfeld

August 14, 2007

The standard terms and conditions for the Company’s performance share awards shall otherwise apply (except that, during any period of time in which you are the Chief Executive Officer of the Company, any determination by the Chief Executive Officer authorized thereunder shall be made by the Committee).

(c)    On or prior to the Effective Date, you may elect to receive an award of time-vested restricted stock in lieu of time-vested stock options under your Time-Vested Award, and you may elect to receive an award of performance stock options in lieu of performance shares under your Performance-Based Award, in accordance with the terms and procedures under the Equity Choice Program in effect on the Effective Date. To the extent that you elect to receive restricted stock or performance stock options (or both), the Company’s standard terms and conditions applicable to such awards will govern (except that, during any period of time in which you are the Chief Executive Officer of the Company, any determination by the Chief Executive Officer authorized thereunder shall be made by the Committee), including, without limitation:

(i)     any award of time-vested restricted stock will fully vest and become unrestricted on the third anniversary of the grant date, provided that you are continuously employed by the Company through such date; and

(ii)    any award of performance stock options will be earned and payable in accordance with the Company’s standard terms and conditions applicable to its performance stock option awards granted in 2007. Each earned performance stock option will have an exercise price equal to the Fair Market Value of a share of common stock of the Company on the grant date, a six-year term, and will vest and become exercisable in three equal installments on each of the first three anniversaries of the grant date, provided that you are continuously employed by the Company through such anniversary date for such installment to so vest.

(d)    On the Effective Date, the Company will grant you a fully vested award of Company common stock pursuant to the Plan having a grant-date value of $1,000,000, or a monetary equivalent thereof, prior to any applicable tax withholding. The number of any such shares awarded, prior to any applicable tax withholding, will be equal to the quotient of (i) $1,000,000 divided by (ii) the Fair Market Value of one share of Company common stock on the grant date. The foregoing to the contrary notwithstanding, upon any voluntary termination (other than a Qualifying Termination, defined below) occurring prior to the third anniversary of the Effective Date, you will repay such portion of this

Mr. Klaus Kleinfeld

August 14, 2007

grant as equals the product of (A) the after-tax amount (determined after application of all refunds and credits to which you are entitled as a result of such repayment) of the product of (x) the number of shares of common stock (or any such monetary equivalent) granted to you pursuant to this Section 3(d) multiplied by (y) the Fair Market Value of one share of Company common stock on the date of such termination, multiplied by (B) the fraction the numerator of which is the number of whole months from the date of termination until such third anniversary and the denominator of which is 36. Any tax withholding applicable to such stock award described in this Section 3(d) may, at your election, be satisfied by withholding from such award a number of shares with an aggregate Fair Market Value equal to the amount of tax required to be withheld by the Company in connection with such award).

4. Annual Equity Awards

Commencing with annual long-term incentive awards granted to senior executives during fiscal 2008, you will be eligible for further equity grants and other long-term incentive awards, and with vesting and other terms and conditions, consistent with awards to other senior officers of the Company.

5. Sign-On Bonus

On the Effective Date, you will receive a cash payment in the amount of $6,500,000 (subject to applicable tax and other required withholdings) as an inducement to enter into this Agreement; provided, upon any voluntary termination (other than a Qualifying Termination, defined below) occurring prior to the third anniversary of the Effective Date, you will repay such portion of the cash payment as equals the net after-tax amount of the cash payment (after application of all refunds and credits to which you are entitled as a result of such repayment) multiplied by the fraction the numerator of which is the number of whole months from the date of termination until such third anniversary and the denominator of which is 36. The cash payment to you will not constitute compensation for purposes of determining the amount of benefits you may be entitled to receive under any of the Company’s qualified and nonqualified retirement plans, qualified savings plan and nonqualified deferred compensation plans (including the SERP Benefit, below).

6. Supplemental Pensions	Effective the Effective Date:

(a)    You will be eligible to participate in the Company’s tax-qualified defined contribution retirement plan and the Company’s tax-qualified and nonqualified savings and deferred compensation plans, applicable to senior executives hired on or after the date you and the Company enter into this Agreement, in accordance with their terms in effect from time to time, except as provided in Attachment A to this Agreement.

Mr. Klaus Kleinfeld

August 14, 2007

(b) You also will be eligible for a supplemental retirement benefit (“SERP Benefit”), as set forth on Attachment A to this Agreement.

7. Relocation

As of the Effective Date, you will be entitled to full relocation benefits in accordance with the Company’s policy governing relocation of its senior executives. Additionally, you will receive a non-accountable cash payment in the amount of $1,200,000 (subject to applicable tax and other required withholdings) to assist you in the relocation of your family and you from your current residence to a residence in the vicinity of the Company’s headquarters in New York City, New York. This amount will be fully taxable to you and will not be grossed-up for taxes. The cash payment to you will not constitute compensation for purposes of determining the amount of benefits you may be entitled to receive under any of the Company’s qualified and nonqualified retirement plans, qualified savings plan and nonqualified deferred compensation plans (including the SERP Benefit, below).

8. Benefits, Perquisites

Effective the Effective Date, you will be eligible to participate in all employee benefit plans, be entitled to such vacation benefits (but not less than four (4) weeks per year, credited in accordance with applicable Company policy) and to receive all perquisites which the Company provides to its senior executives, in accordance with the most favorable terms thereof. For purposes of eligibility under any Company retiree life insurance plan as may be in effect from time to time, you shall be deemed to have attained any minimum service requirement (and shall remain subject to attaining any required minimum age and continued employment and other terms and conditions of eligibility) thereunder. As a member of the Executive Council, you will be subject to the Company’s Corporate Aircraft Policy, as in effect from time to time (and for which purpose the Company’s air transport security policy shall be amended to cover you in the same manner as the Chief Executive Officer while you are serving as the Company’s President and Chief Operating Officer). The Company will provide you with an automobile and driver while in the United States and abroad for your use for business and personal purposes, including commuting, subject to applicable tax reporting and withholding. The Company will provide you with an appropriate level of assistance consistent with existing Company polices regarding your and your family’s visa, immigration and naturalization status in the United States. If due to circumstances beyond the Company’s and your control, you are unable to obtain all necessary visas and United States immigration status required to commence your duties hereunder on a full-time basis in the United States by October 1, 2007 (“Residence Status”), the Effective Date will be postponed until the date you obtain Residence Status (and for all purposes hereunder, the

Mr. Klaus Kleinfeld

August 14, 2007

“Effective Date” will be such postponed date); provided, if you are unable to obtain Residence Status by January 1, 2008, your employment will not commence (i.e., there will not be an Effective Date) and this Agreement will thereupon terminate without any further liability of the Company to you. The Company will pay your reasonable professional fees incurred to negotiate and prepare this Agreement in an amount not to exceed $50,000. Effective the Effective Date, upon a termination of your employment for any reason other than for Cause (as defined below), and continuing until you attain age 65 (and for coverage for your spouse, until she attains age 65), you and your spouse will be entitled to continued participation in the Company’s health plan (or plans), in which you were participating immediately prior to termination, at the same premium cost to you as the amount from time to time charged for COBRA benefits to former employees of the Company.

9. Severance

(a)    On the Effective Date, the Company and you will enter into the Company’s standard Executive Severance Agreement in the form recently provided to you; provided, such agreement shall terminate upon the date that you are appointed as the Chief Executive Officer of the Company.

(b)    For the purposes of your Executive Severance Agreement, “Cause” shall have the following meaning, and not the meaning in the standard form of Executive Severance Agreement: (i) any refusal by you to follow the lawful directives of the Board, or while you are Chief Operating Officer the lawful directives of the Chief Executive Officer, which are consistent with the scope and nature of your duties and responsibilities; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement; (iii) any gross negligence or willful misconduct in the conduct of your duties; (iv) any material breach of any one or more of the restrictive covenants provided at Section 12 hereof; or (v) any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; provided, no act or omission shall be “willful” if conducted in good faith and with a reasonable belief that such conduct was in the best interests of the Company.

(c)    Further, any voluntary termination of your employment will be deemed an involuntary termination of your employment “without Cause” under your Executive Severance Agreement (a “Qualifying Termination”) if such resignation occurs during the thirty (30) day period following the earliest to occur of (i) the date on which the current Chief Executive Officer and Chairman retires and you are not immediately thereafter

Mr. Klaus Kleinfeld

August 14, 2007

appointed to succeed him as Chief Executive Officer and Chairman of the Board or (ii) the date at any time, after you had begun to serve in such positions, in which you are involuntarily terminated from either such position; provided, the appointment of a non-executive Chairman of the Board at any time will not constitute a basis for a Qualifying Termination provided that you, at such time as you then are or thereafter become the Chief Executive Officer, report directly to the Board.

(d)     If you are entitled to receive severance benefits under the Executive Severance Agreement, you will not be required to mitigate the amount of any payment provided for in the Executive Severance Agreement by seeking other employment or otherwise, and any amount received from subsequent employment will not offset your Salary Continuation payments (as defined under the Executive Severance Plan).

10. Change in Control

On the date that the Company and you enter into this Agreement, you will become a participant under the Company’s Change in Control Severance Plan applicable to Tier II senior executives, or applicable to Tier I senior executives at such time as you become Chief Executive Officer, as in effect from time to time, subject to your commencement of employment on the Effective Date.

11. Indemnification

The Company will indemnify you for your acts and omissions while serving as President and Chief Operating Officer, and thereafter if you are serving as Chief Executive Officer, to the same extent as provided to senior officers under the Company’s charter, by-laws and applicable law. During your employment and service as a member of the Board, and thereafter for such period as you may be subject to liability for any claims brought in connection with such employment or service under applicable statutes of limitations, laches and any other statutory, common law or equitable period during which a claim may be brought against you, the Company will insure you under any policy of directors and officers liability insurance in effect from time to time to the same extent as the Company insures thereunder members of the Board and its senior officers.

12. Restrictive Covenants

You will be subject to such restrictive covenants as are applicable to senior executives of the Company as of the Effective Date (including, without limitation, as are provided under the Executive Severance Agreement provided under Section 9, above) and will enter into such other standard agreements as are required of other senior executives in accordance therewith.

Mr. Klaus Kleinfeld

August 14, 2007

13. Stock Ownership

You will be subject to the Company’s policy governing the accumulation and ownership of Company Shares, applicable at a level for your title and office from time to time, during the period of your employment.

14. Arbitration

Any controversy or claim arising out of or relating to this letter or the breach of this letter, or any agreement identified hereunder, that cannot be resolved by you and the Company will be submitted to arbitration in metropolitan New York City, New York in accordance with the commercial dispute rules and procedures of the American Arbitration Association, which arbitration will be a binding and conclusive settlement of any such claims or disputes; provided that the Company will be entitled to seek a temporary injunction in any court of competent jurisdiction for any breach by you in accordance with the terms of the restrictive covenants applicable to you, which is the subject of an arbitration, for the duration of any arbitration proceeding. The Company will pay for the costs of arbitration. Each party will be responsible for his or its own attorneys fees and other litigation costs incurred in connection with the arbitration.

15. Miscellaneous

This Agreement and any dispute hereunder will be construed, interpreted and governed in accordance with the laws of the State of new York without reference to rules relating to conflicts of law. Your employment with the Company will at all times be at-will. Subject to your rights to certain payments and benefits upon certain terminations of employment hereunder, nothing herein will confer upon you any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time and for any reason, with or without Cause. Upon your termination of employment for any reason and as a condition to any payments and benefits to which you may become entitled under Section 9 (Severance) or 10 (Change in Control) hereunder, at the request of the Board you will immediately resign from the Board, your position as an officer of the Company and all offices and directorships of all subsidiaries and affiliates of the Company. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either you or the Company.

16. Section 409A Compliance

(a)     Notwithstanding any provision to the contrary in this Agreement, if on the date of termination of your employment you are a “specified employee” under Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (“Code”), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with

Mr. Klaus Kleinfeld

August 14, 2007

Section 409A(a)(2)(B) of the Code such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (within the meaning of Section 409A(a)(2)(B) of the Code) or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this subparagraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefor were paid by you, you shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Company shall pay you an amount equal to the amount of such premiums paid by you during the Delay Period promptly after its conclusion. To the extent that your Executive Severance Agreement under Section 9, above, reflects the provisions of the final regulations issued under Section 409A, the terms of that Executive Severance Agreement shall control over the terms of this Section 16(a).

(b)     To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent. In the event that any payment or benefit under this Agreement is determined by the Company to be in the nature of deferred compensation, you and the Company hereby agree to take such actions as may be mutually agreed between the parties to ensure that such payments comply with the applicable provisions of Section 409A of the Code and the Treasury regulations and other official guidance promulgated thereunder. To the extent that any payment or benefit under this Agreement is modified by reason of this subsection (b), it shall be modified in a manner that preserves the economic costs and/or value thereof to the respective parties (determined on a pre-tax basis and without interest for the time value of any delayed payment).

17. Successors

Neither party hereto may assign any rights or delegate any duties under this Agreement without the prior written consent of the other party; provided, however, that (a) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any

Mr. Klaus Kleinfeld

August 14, 2007

other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (b) this Agreement shall inure to the benefit of and be binding upon your heirs, assigns or designees to the extent of any payments due to them hereunder.

18. Entire Agreement

Except as otherwise contemplated herein, this Agreement contains the entire agreement between you and the Company with respect to the subject matter hereof. No modification or termination of this Agreement may be made orally, but must be made in writing and signed by you and the Company.

This offer of employment may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign this Agreement where indicated below and return one executed copy to me.

Alcoa, Inc.

By:	/s/ Alain J. P. Belda
Name:	Alain J. P. Belda
Title:	Chairman & CEO

Accepted and Agreed:

/s/ Klaus Kleinfeld
Klaus Kleinfeld

ATTACHMENT A

SERP Benefit

A-1. The amount of your SERP Benefit will be equal to the excess, if any, of (a) your SERP Benefit Amount over (b) the amount of your Adjusted Siemens AG Pension Benefit (such benefit expressed as a single life annuity benefit payable annually that is the actuarial equivalent of the normal form of benefit provided under such pension plan). For all purposes hereunder, actuarial equivalence shall be determined in accordance with the terms and assumptions provided under the Company’s defined benefit tax-qualified Retirement Plan (or if the Retirement Plan shall be terminated, as set forth therein immediately prior to such termination).

A-2. For the purposes of this Agreement, your “SERP Benefit Amount” will be a fully vested annual benefit payable as a single life annuity payable annually in an amount equal to the product of (a) 4.35%, multiplied by (b) the number of whole and fractional years of pension service as an employee of the Company from and after the Effective Date, multiplied by (c) your average final compensation. “Pension service” and “average final compensation” shall have the meanings set forth in the Company’s Supplemental Pension Plan for Senior Executives (“Supplemental Pension”) as in effect on the date of termination of your employment (or, if the Supplemental Pension shall be terminated by the Company, as set forth therein immediately prior to such termination); provided, such terms shall have the meaning, respectively, set forth in the Supplemental Pension as in effect on the Effective Date if such meaning is more favorable to you at such time than on the date of termination of your employment (or immediately prior to termination of the Supplemental Pension, as the case may be); provided further, in all events, your “average final compensation” shall be deemed to be not less than the sum of your Base Salary in effect on the Effective Date plus a target-level annual bonus determined based on such initial Base Salary amount. For the avoidance of doubt, on the date hereof the Supplemental Pension provides that your “annual compensation” (which forms the basis for your “average final compensation”) is based on your Base Salary and annual bonus amount and on no other component of compensation. While your Executive Severance Agreement is in effect (under Section 9 hereof) and while you are a participant in the Company’s Change in Control Severance Plan (pursuant to Section 10 hereof), any additional service credit for pension accrual purposes to which you may become entitled under such Executive Severance Agreement or such Change in Control Severance Plan (to the extent provided for therein as of the date of termination of your employment thereunder), as the case may be, shall apply to the determination of your SERP Benefit.

A-3. The “Adjusted Siemens AG Pension Benefit” will be equal to the product of (a) 8.7%, multiplied by (b) the number of whole and fractional years of your pension service as an employee of the Company from and after the Effective Date, multiplied by (c) your accrued age 60 pension benefit due you under your Siemens AG’s qualified and nonqualified pension plans, expressed as a single life annuity benefit payable annually that is the actuarial equivalent of the normal form of benefit provided under each such plan; provided that, the product of (a) multiplied by (b) shall not exceed 100%. The United States dollar-equivalent of your Adjusted Siemens AG Pension Benefit will be determined based on the currency exchange rate for the Euro into United States dollars based on the 30 trading day average ending at the close of currency trading in New York City, NY on the business day preceding the day that you commence your SERP Benefit, as reported in The Wall Street Journal (electronic edition).

A-4. For purposes hereof, if you retire and commence benefits hereunder on or after attaining age 55 and prior to age attaining age 62, your SERP Benefit will be payable in a reduced amount, determined as follows: (i) determine your SERP Benefit Amount under Section A-1(a), above, as a single life annuity amount that would be payable commencing at your age 62, (ii) determine your Adjusted Siemens AG Pension Benefit under Section A-1(b), above, as a single life annuity that would be payable at your age 60 and increased to the actuarial equivalent of such amount that would be payable as a single life annuity at your age 62, and (iii) the difference of the amount determined under clause (i) of this Section A-5 minus the amount determined under clause (ii) of this Section A-5 will be reduced by such fractional amount as applies under the Supplemental Pension for participants (who have fewer than 30 years of service) commencing benefits prior to age 62 (on the date hereof, the reduction method set forth in Section 1.1(M)(2)(B) and Section 1.1(M)(3) of the Supplemental Pension).

A-5. Your SERP Benefit shall be payable commencing on the later of the date on which you reach age 60 and your separation from service with the Company, or such later date as you elect in accordance with Section 409A of the Code and otherwise consistent with the Supplemental Pension, subject to the last two sentences of this paragraph A-5. Your SERP Benefit shall be paid in monthly installments as a joint and 50% surviving spouse annuity that is the actuarial equivalent of a single life annuity as determined above, subject to your election in accordance with Section 409A to receive your SERP Benefit in such different form as is permitted to participants under the Supplemental Pension, in accordance with the procedure for electing such benefit under the Supplemental Pension as in effect from time to time (or, if the Supplemental Pension shall be terminated by the Company, such procedure as in effect immediately prior to such termination), Notwithstanding anything to the contrary in the foregoing, if on the date of termination of your employment you are a “specified employee” under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code your SERP Benefit shall not be provided prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (within the meaning of Section 409A(a)(2)(B) of the Code) or (ii) the date of your death (the “Delay Period”). Any installments of your SERP Benefit that are delayed pursuant to the previous sentence shall be paid or reimbursed to you in a lump sum upon the expiration of the Delay Period, and any remaining installments of your SERP shall be paid or provided in accordance with the normal payment dates provided for herein.

A-6. For purposes hereof, if you die before commencing benefits hereunder, your then surviving spouse will be entitled to a preretirement survivor benefit equal to the excess, if any, of (i) the preretirement survivor benefit that is provided under the Supplemental Pension (on the date hereof, as set forth in Section 1.1(M)(4) thereof) based on your SERP Benefit accrued through the date of your death and determined without regard for any eligibility or vesting requirement set forth under the Company’s tax-qualified Retirement Plan over (ii) the amount of your Adjusted Siemens AG Pension Benefit (determined by substituting for such benefit the amount of such benefit then payable to your surviving spouse or other beneficiary(s)).

A-7. For the avoidance of doubt, it is the intention of the Company and you that you will not be entitled to any tax-qualified or nonqualified defined benefit retirement benefit from the Company, other than the SERP Benefit, that you hereby waive any such Company defined benefit retirement benefit to which you are or become entitled, that any such Company defined benefit retirement benefit that cannot be waived will offset, on a dollar-for-dollar actuarially equivalent basis, the amount of your SERP Benefit, and that all references herein to the Supplemental Pension are for purposes only of incorporating by reference herein certain defined terms and other provisions and procedures to determine the amount and terms of payment of your SERP Benefit.

A-8. Anything herein to the contrary notwithstanding, by entering into this Agreement, you hereby waive all entitlement to benefits under the Alcoa Deferred Compensation Plan (and any successor to such plan) (“Deferred Compensation Plan”) other than (x) Participant Deferrals as presently described at Article III (“Participant Deferrals”) and (y) Matching Company Credits under Article IV (“Matching Credits”) of the Deferred Compensation Plan; provided, if by the terms of the Deferred Compensation Plan or applicable law such waiver is determined not to be valid and enforceable, the Company and yon acknowledge and agree that the actuarial equivalent amount of your entire benefit under the Deferred Compensation Plan, other than your Participant Deferrals and Matching Credits, will offset your SERP Benefit on a dollar-for-dollar basis so as not to duplicate employer-provided benefits under your SERP Benefit and the Deferred Compensation Plan (and such actuarial equivalence shall be determined in accordance with the last sentence of Section A-1, above).